                                   UNITED STATES
                         SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549

                                    SCHEDULE 13G
                                   (Rule 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
            RULE 13d-1(b) AND (c) AND AMENDMENTS THERETO FILED PURSUANT
                                    TO 13d-2(b)
                                 (Amendment No. 1)*


                                InfoSeek Corporation
                       ------------------------------------
                                  (Name of Issuer)


                                    Common Stock
                       -------------------------------------
                           (Title of Class of Securities)


                                      45678M1
                       -------------------------------------
                                   (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 45678M1                     13G                  Page 2 of 15 Pages

-----------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Battery Ventures III, L.P.
     04-3230686
-----------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                         (a) / /
                                                         (b) / /
-----------------------------------------------------------------------------
 3   SEC USE ONLY

-----------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware limited partnership
-----------------------------------------------------------------------------
                      5     SOLE VOTING POWER

   NUMBER OF                 - 0 - shares
    SHARES            -------------------------------------------------------
 BENEFICIALLY         6     SHARED VOTING POWER
   OWNED BY
     EACH                   - 0 - shares
  REPORTING           -------------------------------------------------------
   PERSON             7     SOLE DISPOSITIVE POWER
    WITH
                            - 0 - shares
                      -------------------------------------------------------
                      8     SHARED DISPOSITIVE POWER

                            - 0 - shares
-----------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     - 0 - shares
-----------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

     / /
-----------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0%
-----------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     PN
-----------------------------------------------------------------------------

                       *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  Page 2 of 15 pages

CUSIP No. 45678M1                     13G                  Page 3 of 15 Pages

-----------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Battery Partners III, L.P.
     04-3230682
-----------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                         (a) / /
                                                         (b) / /
-----------------------------------------------------------------------------
 3   SEC USE ONLY

-----------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware limited partnership
-----------------------------------------------------------------------------
                      5     SOLE VOTING POWER

                            - 0 - shares
  NUMBER OF           -------------------------------------------------------
   SHARES             6     SHARED VOTING POWER
 BENEFICIALLY
  OWNED BY                  - 0 - shares
    EACH              -------------------------------------------------------
 REPORTING            7     SOLE DISPOSITIVE POWER
  PERSON
   WITH                     - 0 - shares
                      -------------------------------------------------------
                      8     SHARED DISPOSITIVE POWER

                            - 0 - shares
-----------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     - 0 - shares
-----------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

     / /
-----------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0%
-----------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *

     PN
-----------------------------------------------------------------------------


                       *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  Page 3 of 15 pages

CUSIP No. 45678M1                     13G                  Page 4 of 15 Pages

-----------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Robert G. Barrett
-----------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                         (a) / /
                                                         (b) / /
-----------------------------------------------------------------------------
 3   SEC USE ONLY

-----------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     USA
-----------------------------------------------------------------------------
                      5     SOLE VOTING POWER

                            - 0 - shares
   NUMBER OF          -------------------------------------------------------
    SHARES            6     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                 - 0 - shares
     EACH             -------------------------------------------------------
  REPORTING           7     SOLE DISPOSITIVE POWER
   PERSON
    WITH                    - 0 - shares
                      -------------------------------------------------------
                      8     SHARED DISPOSITIVE POWER

                            - 0 - shares
-----------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     - 0 - shares
-----------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

     / /
-----------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0%
-----------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *

     IN
-----------------------------------------------------------------------------


                       *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  Page 4 of 15 pages

CUSIP No. 45678M1                     13G                  Page 5 of 15 Pages

-----------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Oliver D. Curme
-----------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                         (a) / /
                                                         (b) / /
-----------------------------------------------------------------------------
 3   SEC USE ONLY

-----------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     USA
-----------------------------------------------------------------------------
                      5     SOLE VOTING POWER

                            - 0 - shares
  NUMBER OF           -------------------------------------------------------
   SHARES             6     SHARED VOTING POWER
 BENEFICIALLY
  OWNED BY                  - 0 - shares
    EACH              -------------------------------------------------------
 REPORTING            7     SOLE DISPOSITIVE POWER
  PERSON
   WITH                     - 0 - shares
                      -------------------------------------------------------
                      8     SHARED DISPOSITIVE POWER

                            - 0 - shares
-----------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     - 0 - shares
-----------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

     / /
-----------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0%
-----------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *

     IN
-----------------------------------------------------------------------------


                       *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  Page 5 of 15 pages

CUSIP No. 45678M1                     13G                  Page 6 of 15 Pages

-----------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Richard D. Frisbie
-----------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                         (a) / /
                                                         (b) / /
-----------------------------------------------------------------------------
 3   SEC USE ONLY

-----------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     USA
-----------------------------------------------------------------------------
                      5     SOLE VOTING POWER

                            - 0 - shares
  NUMBER OF           -------------------------------------------------------
   SHARES             6     SHARED VOTING POWER
 BENEFICIALLY
  OWNED BY                  - 0 - shares
    EACH              -------------------------------------------------------
  REPORTING           7     SOLE DISPOSITIVE POWER
   PERSON
    WITH                    - 0 - shares
                      -------------------------------------------------------
                      8     SHARED DISPOSITIVE POWER

                            - 0 - shares
-----------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     - 0 - shares
-----------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

     / /
-----------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0%
-----------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *

     IN
-----------------------------------------------------------------------------


                       *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  Page 6 of 15 pages

CUSIP No. 45678M1                     13G                  Page 7 of 15 Pages

-----------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Thomas J. Crotty
-----------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                         (a) / /
                                                         (b) / /
-----------------------------------------------------------------------------
 3   SEC USE ONLY

-----------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     USA
-----------------------------------------------------------------------------
                      5     SOLE VOTING POWER

                            - 0 - shares
  NUMBER OF           -------------------------------------------------------
   SHARES             6     SHARED VOTING POWER
 BENEFICIALLY
  OWNED BY                  - 0 - shares
    EACH              -------------------------------------------------------
  REPORTING           7     SOLE DISPOSITIVE POWER
   PERSON
    WITH                    - 0 - shares
                      -------------------------------------------------------
                      8     SHARED DISPOSITIVE POWER

                            - 0 - shares
-----------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     - 0 - shares
-----------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

     / /
-----------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0%
-----------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *

     IN
-----------------------------------------------------------------------------


                       *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  Page 7 of 15 pages

CUSIP No. 45678M1                     13G                  Page 8 of 15 Pages

-----------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Kenneth P. Lawler
-----------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                         (a) / /
                                                         (b) / /
-----------------------------------------------------------------------------
 3   SEC USE ONLY

-----------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     USA
-----------------------------------------------------------------------------
                      5     SOLE VOTING POWER

                            - 0 - shares
  NUMBER OF           -------------------------------------------------------
   SHARES             6     SHARED VOTING POWER
 BENEFICIALLY
  OWNED BY                  - 0 - shares
    EACH              -------------------------------------------------------
  REPORTING           7     SOLE DISPOSITIVE POWER
   PERSON
    WITH                    - 0 - shares
                      -------------------------------------------------------
                      8     SHARED DISPOSITIVE POWER

                            - 0 - shares
-----------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     - 0 - shares
-----------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

     / /
-----------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0%
-----------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *

     IN
-----------------------------------------------------------------------------


                       *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  Page 8 of 15 pages

CUSIP No. 45678M1                     13G                  Page 9 of 15 Pages

-----------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Todd A. Dagres
-----------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                         (a) / /
                                                         (b) / /
-----------------------------------------------------------------------------
 3   SEC USE ONLY

-----------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     USA
-----------------------------------------------------------------------------
                      5     SOLE VOTING POWER

                            - 0 - shares
  NUMBER OF           -------------------------------------------------------
   SHARES             6     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                 - 0 - shares
    EACH              -------------------------------------------------------
  REPORTING           7     SOLE DISPOSITIVE POWER
   PERSON
    WITH                    - 0 - shares
                      -------------------------------------------------------
                      8     SHARED DISPOSITIVE POWER

                            - 0 - shares
-----------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     - 0 - shares
-----------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

     / /
-----------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0%
-----------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *

     IN
-----------------------------------------------------------------------------


                       *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  Page 9 of 15 pages

Item 1 (a).    Name of Issuer:
               InfoSeek Corporation

Item 1 (b).    Address of Issuer's Principal Executive Offices:
               2620 Augustine Drive, Suite 250, Santa Clara, CA 95054

Item 2 (a).    Name of Persons Filing:
               Battery Ventures III, L.P. ("Battery"), Battery Partners III,
               L.P. ("BPIII"), Richard D. Frisbie ("Frisbie"), Robert G.
               Barrett ("Barrett"), Oliver D. Curme ("Curme"), Thomas J.
               Crotty ("Crotty"), Kenneth P. Lawler ("Lawler") and Todd A.
               Dagres ("Dagres"). Frisbie, Barrett, Curme, Crotty, Lawler and Dagres are the general partners of BPIII, the sole general partner of Battery.

Item 2 (b).    Address of Principal Business Office or, if none, Residence:
               The address of the principal business office of each of Battery, BPIII, Frisbie, Barrett, Curme, Crotty, Lawler and
               Dagres is c/o Battery Ventures, 20 William Street, Wellesley,
               MA 02181.

Item 2 (c).    Citizenship:
               Messrs. Barrett, Curme, Frisbie, Crotty, Lawler and Dagres are
               United States citizens. Battery and BPIII are limited partnerships organized under the laws of the State of Delaware.

Item 2 (d).    Title of Class of Securities:
               Common Stock

Item 2 (e).    CUSIP Number
               45678M1

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b), check whether the person filing is a:

               (a) [   ]   Broker or Dealer registered under Section 15 of
                           the Securities Exchange Act of 1934 (the "Act").

               (b) [   ]   Bank as defined in Section 3(a)(6) of the Act.

               (c) [   ]   Insurance Company as defined in Section 3(a)(19)
                           of the Act.

               (d) [   ]   Investment Company registered under Section 8 of
                           the Investment Company Act of 1940.

               (e) [   ]   Investment Advisor registered under Section 203 or
                           the Investment Advisors Act of 1940.

               (f) [   ]   Employee Benefit Plan, Pension Fund which is
                           subject to the provisions of the Employee
                           Retirement Income Security Act of 1974 or


                                  Page 10 of 15 pages

                    Endowment Fund; see Rule 13d-1(b)(1)(ii)(F) of the Act.

               (g) [   ]   Parent Holding Company, in accordance with Rule
                           13d-1(b)(ii)(G) of the Act.

               (h) [   ]   Group, in accordance with Rule 13a-1(b)(1)(ii)(H)
                           of the Act.

               NOT APPLICABLE

Item 4.        Ownership:

               (a)     Amount Beneficially Owned:

                       Battery owns beneficially and of record 0 shares of Common Stock of InfoSeek Corporation as of December 31, 1997. BPIII, the general partner of Battery, may be deemed to own beneficially the 0 shares of Common Stock held by Battery as of December 31, 1997. Barrett, Curme, Frisbie, Crotty, Lawler and Dagres are general partners of BPIII, and each therefore may be deemed to beneficially own the 0 shares held by Battery on December 31, 1997.

               (b)     Percent of Class:

                       Each of Battery, BPIII, Frisbie, Barrett, Curme, Crotty, Lawler and Dagres owns beneficially 0% of the Common Stock of InfoSeek Corporation. The percentages are based on the 27,131,941 shares of Common Stock reported to be outstanding on October 31, 1997 in the InfoSeek Corporation Quarterly Report on Form 10-Q for the quarter ended September 30, 1997.

               (c)     Number of Shares as to which such person has:

                       (i)   sole power to vote or direct the vote:  Battery:
                             0; BPIII: 0; Barrett:  0; Curme:  0; Frisbie:
                             0; Crotty:  0; Lawler:  0; and Dagres 0.

                       (ii)  shared power to vote or to direct the vote:
                             Battery:  0 ; BPIII:  0 ; Barrett:  0; Curme:
                             0; Frisbie:  0; Crotty:  0, Lawler:  0; and
                             Dagres:  0.

                       (iii) sole power to dispose or to direct the
                             disposition of: Battery:  0; BPIII:  0;
                             Barrett:  0; Curme:  0; Frisbie:  0; Crotty:  0;
                             Lawler:  0; and Dagres:  0.

                       (iv) shared power to dispose or to direct the disposition of: Battery: 0; BPIII: 0;
                             Barrett:  0; Curme:  0; Frisbie:  0; and
                             Anderson:  0.

Item (5).      Ownership of Five Percent or Less of a Class:
               This statement is being filed to report the fact that as of the date hereof the reporting persons have ceased to be the beneficial owner of more than five percent of the common stock.


                                  Page 11 of 15 pages

Item (6).      Ownership of More than Five Percent On Behalf of Another
               Person:
               NOT APPLICABLE.

Item (7).      Identification and Classification of the Subsidiary Which
               Acquired the Security Being Reported on by the Parent Company:
               NOT APPLICABLE.

Item (8).      Identification and Classification of Members of the Group:
               NOT APPLICABLE.

Item (9).      Notice of Dissolution of Group:
               NOT APPLICABLE.

Item (10).     Certification:
               NOT APPLICABLE.
               Not filed pursuant to Rule 13d-1(b).


                                  Page 12 of 15 pages

                                     SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 1998

                             BATTERY VENTURES III, L.P.

                             By:  BATTERY PARTNERS III, L.P.

                             By:  /s/ Richard D. Frisbie
                                  -------------------------------------------
                                  General Partner

                             BATTERY PARTNERS III, L.P.

                             By: /s/ Richard D. Frisbie
                                 --------------------------------------------
                                 General Partner

                                                    *
                                 --------------------------------------------
                                             Robert G. Barrett

                                                    *
                                 --------------------------------------------
                                              Oliver D. Curme

                                 /s/ Richard D. Frisbie
                                 --------------------------------------------
                                            Richard D. Frisbie

                                                    *
                                 --------------------------------------------
                                             Thomas J. Crotty

                                                    *
                                 --------------------------------------------
                                            Kenneth P. Lawler

                                                    *
                                 --------------------------------------------
                                              Todd A. Dagres

*By: /s/ Richard D. Frisbie
     ----------------------------------
Name:     Richard D. Frisbie
          Attorney-in-Fact

-----------------------------------------------------------------------------
This Schedule 13G was executed by Richard D. Frisbie or Oliver D. Curme pursuant to Powers of Attorney which are incorporated herein by reference and copies of which are attached hereto as Exhibit II.

                                  Page 13 of 15 pages

                                   EXHIBIT I

     Pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required on Schedule 13G need be filed with respect to ownership by each of the undersigned of shares of Common Stock of InfoSeek Corporation.

     This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

Dated:  February 13, 1998    BATTERY VENTURES III, L.P.

                             By:  BATTERY PARTNERS III, L.P.

                             By:  /s/ Richard D. Frisbie
                                  -------------------------------------------
                                  General Partner

                             BATTERY PARTNERS III, L.P.

                             By: /s/ Richard D. Frisbie
                                 --------------------------------------------
                                 General Partner

                                                     *
                                 --------------------------------------------
                                            Robert G. Barrett

                                                     *
                                 --------------------------------------------
                                              Oliver D. Curme

                                 /s/ Richard D. Frisbie
                                 --------------------------------------------
                                            Richard D. Frisbie

                                                     *
                                 --------------------------------------------
                                             Thomas J. Crotty

                                                     *
                                 --------------------------------------------
                                             Kenneth P. Lawler

                                                     *
                                 --------------------------------------------
                                              Todd A. Dagres


*By: /s/ Richard D. Frisbie
     ----------------------------------
Name:    Richard D. Frisbie
         Attorney-in-Fact

-----------------------------------------------------------------------------
This Agreement was executed by Richard D. Frisbie or Oliver D. Curme pursuant to Powers of Attorney which are incorporated herein by reference and copies of which are attached hereto as Exhibit II.

                                  Page 14 of 15 pages

                                                                   EXHIBIT II

                                 POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Oliver D. Curme and Richard D. Frisbie, and each of them, with full power to act without the other, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and document that may be necessary, desirable or appropriate to be executed in his capacity as a general partner of ABF Partners, L.P., ABF Partners II, L.P., and Battery Partners III, L.P., or in his capacity as a member manager of Battery Partners IV, LLC, with respect to securities held by such signatory as a result of his relationship with any of the foregoing entities or with Battery Ventures, L.P., Battery Ventures II, L.P., Battery Ventures III, L.P. or Battery Ventures IV, L.P., pursuant to
Section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorneys-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorneys-in-fact, or their substitutes, may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 14th day of February, 1997.


                                       /s/ Richard D. Frisbie
                                       --------------------------------------
                                       Richard D. Frisbie


                                       /s/ Robert G. Barrett
                                       --------------------------------------
                                       Robert G. Barrett


                                       /s/ Howard Anderson
                                       --------------------------------------
                                       Howard Anderson


                                       /s/ Oliver D. Curme
                                       --------------------------------------
                                       Oliver D. Curme


                                       /s/ Thomas J. Crotty
                                       --------------------------------------
                                       Thomas J. Crotty


                                       /s/ Kenneth P. Lawler
                                       --------------------------------------
                                       Kenneth P. Lawler


                                       /s/ Todd A. Dagres
                                       --------------------------------------
                                       Todd A. Dagres


                                  Page 15 of 15 pages